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                              STAR SCIENTIFIC, INC.
                                 801 LIBERTY WAY
                                CHESTER, VA 23836
                                 (804) 530-0535


                                    March 14, 2000


Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

            Re:   Registration Statement on Form S-1 filed
                  March 13, 2000, SEC file No. 333-32364

            It is hereby requested that the following Delaying Amendment be incorporated into the above-referenced Registration Statement:

            "The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine."

                                    Very truly yours,

                                    STAR SCIENTIFIC, INC.



                                    By: /s/ Paul L. Perito, Esquire
                                        ---------------------------
                                       Paul L. Perito, Esquire
                                       President and Chief Operating Officer